Exhibit 99.1

CONSOL Energy Reports Net Income of $192 million and Record Revenue;
CNX Marine Terminal at Baltimore to be Expanded;
Amonate Met Complex to Reopen

PITTSBURGH (    April 28, 2011) - CONSOL Energy Inc. (NYSE: CNX), the leading Eastern diversified fuel producer, reported GAAP net income of $192 million, or $0.84 per diluted share, in the quarter ended March 31, 2011 compared to $100 million, or $0.54 per diluted share, in the quarter ended March 31, 2010. The company's Coal Division led the 92% increase in net income by posting record coal revenue of $1.130 billion for the first quarter.

Higher-than-expected coal sales of 16.7 million tons, coupled with higher coal prices, were the primary drivers for the record $1.4 billion in total company sales revenue. For the quarter, average realized prices increased approximately $10 per ton while costs increased approximately $2 per ton compared to the prior year quarter.

Expanding coal margins also drove meaningful increases in EBITDA1 and Cash Flow from Operations. EBITDA in the quarter ended March 31, 2011 was $466 million, while cash flow from operations was $435 million. Capital expenditures were $255 million.

“CONSOL Energy had a superb quarter, by nearly any measure,” commented J. Brett Harvey, chairman and chief executive officer. “Our coal and gas operations continued to show improved results in safety, with incidence rates down 28% from the year-earlier quarter. We also exceeded our expectations on coal production. Our sales team sold a record 1.1 million tons of Bailey coal into the high-vol coking coal market. We also locked in additional low-vol Buchanan tonnage at an annual price of $290 per (metric) tonne, FOBT.”

Because of the continued growth of CONSOL Energy's coal export business, and recent international developments, the company has decided to expand the capacity of its Baltimore Terminal by 2 million tons, to 16 million tons per year. The company expects to upgrade its rail infrastructure at a cost of about $10 million. The additional rail capacity is expected to be on line in the third quarter of 2012. Additional detailed engineering studies have commenced to determine the feasibility of expanding the terminal beyond the 16 million ton per year figure.

CONSOL Energy has also decided to reopen its idled Amonate Complex in Amonate, Virginia. That mine, with 240 million tons of met reserves, was the largest of three parcels for which the company had entertained offers. With the rapidly improving market for the met coal produced by Amonate, and with the industry's M&A activity creating some distraction for potential buyers, we now believe that a reopening of the mine will yield the best value for our shareholders. With less than $100 million of capital expenditures, the goal is to reopen the mine with two continuous miners by early 2012. We expect to produce approximately 400,000 tons in 2012. Two additional continuous miners could be added towards the end of 2012. Production could ramp to 800,000 tons by 2015.

In the Marcellus Shale, CONSOL Energy drilled and completed its first horizontal wells in Westmoreland County, Pennsylvania and drilled its first horizontal wells in Northern West Virginia. The company continues to explore options for monetizing a portion of its extensive Marcellus Shale position.

1EBITDA is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low Vol	Low Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010	2011	2010
Sales - Company Produced (millions of tons)	1.4	1.2	1.1	0.8	14.2	13.2
Coal Production (millions of tons)	1.5	0.9	1.1	0.8	14.6	14.2
Average Realized Price Per Ton - Company Produced	$165.49	$113.76	$77.40	$75.79	$57.82	$53.71
Operating Costs Per Ton	$52.26	$52.26	$30.21	$27.60	$33.08	$32.79
Non-Operating Charges Per Ton	$10.24	$11.70	$5.64	$4.74	$6.47	$5.94
DD&A Per Ton	$5.77	$4.87	$5.00	$3.78	$5.13	$4.56
Total Cost Per Ton - Company Produced	$68.27	$68.83	$40.85	$36.12	$44.68	$43.29
Average Margin Per Ton, before DD&A	$102.99	$49.80	$41.55	$43.45	$18.27	$14.98
Cash Flow before Cap. Ex and DD&A	$144	$60	$46	$35	$259	$198
Ending Inventory (MM tons)	0.2	0.1	N/A	N/A	2.5	3.8
Sales and production include CONSOL Energy's portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, and production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. N/A means not applicable; there is no inventory in the High-Vol segment.

Total costs per ton, across all of CONSOL Energy's production in the quarter ended March 31, 2011 was $46.50, up $2.08, or 5%, from $44.42 in the quarter ended March 31, 2010. The average costs per ton increased primarily because of higher operating supplies and maintenance costs due to additional maintenance and equipment overhaul costs and additional roof control costs, as well as higher costs of royalties and production taxes associated with higher realizations.
Coal production in the quarter consisted of 1.5 million tons of low-vol, 1.1 million tons of high-vol, and 14.6 million tons of thermal, for a total of 17.2 million tons.
Of the thermal coal production, 13.5 million tons were from Northern Appalachia and 1.1 million tons were from Central Appalachia.
During the first quarter, thermal coal inventory increased by 0.6 million tons to 2.5 million tons.

Coal Marketing Update:

Low-Vol: Buchanan low-vol tons remain in strong demand as the demand for high quality coking coal around the world remains high.  During the first quarter, 1.1 million tons of Buchanan coal were priced on an annual basis.  CONSOL believes by pricing these tons annually we have locked in excellent pricing and reduced downside pricing risk.  Beginning in April, CONSOL intends to price the majority of the remaining unpriced tons on a quarterly basis for the balance of the year.  This blend of pricing strategies, we believe, will allow us to achieve the highest possible pricing on the balance of the 2011 portfolio.

High-Vol: Bailey high-vol tons continue to attract significant attention in the met coal market.  These tons provide good value for the customer when used in small increments in their coke blends and solid pricing for CONSOL.  During the first quarter, 2.686 million tons of high-vol were priced.  While most of the coal was from Bailey, the priced tons included nearly 400,000 tons of other NAPP coals, primarily from our Robinson Run Mine, along with some from our Blacksville and Loveridge mines.  These NAPP tons have moved as part of a one-year deal to Asia.  Bailey continues to do well

1EBITDA is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

in China and Brazil and has generated interest with steel producers in both Europe and the U.S.  Testing of Bailey coal in coking blends is currently taking place in several locations.  CONSOL expects to ship 4.5 million tons of Bailey/NAPP high vol met coal in 2011, an increase of 75% from 2010.

U.S. Thermal: CONSOL is in a solid sales position for 2011 with improved pricing versus 2010 due to favorable market renegotiations.  Market price negotiations will begin for 2012 and CONSOL expects to generate continued improvement in its thermal market pricing.

European Thermal: CONSOL continues to find opportunity in the European thermal export market.  A cold European winter, coupled with an improving economy and changing supply dynamics, has created increased demand for U.S. coals at pricing equal to or better than can be achieved domestically.  CONSOL continues to pursue a mix of term and spot coal deals.  Export thermal sales will be about 40% higher in 2011 compared to 2010, and there may be opportunities to book additional export business during upcoming quarters.

Gas Division Results:

The Gas Division is slightly ahead of its drilling schedule, having drilled and completed thirteen horizontal Marcellus Shale wells during the quarter, seven of which are in Greene County, Pennsylvania. Seven wells were turned on line, including three wells drilled on the Nineveh 19 pad and four wells on the Nineveh 20 pad.

Three Marcellus Shale wells were drilled on the acquired Dominion acreage at the DeArmitt pad, in Westmoreland County, Pennsylvania. These wells were hydraulically fractured and the first two began flowing in early April at a combined peak production rate of 17.7 MMcf per day. Due to the inability to receive stream crossing permits in a timely manner, the current daily flow rate from these wells has been reduced to just under 3 MMcf per day. CONSOL has already factored such permit delays into its current 2011 production guidance of 150-160 Bcf.

In Northern West Virginia, two Marcellus Shale wells were drilled on the Alton pad in Upshur County, but have not yet been fraced.

CONSOL Energy currently has four rigs running in the Marcellus Shale. One is in Central Pennsylvania, two are in Southwest Pennsylvania, and one is in Northern West Virginia.

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	March 31, 2011	March 31, 2010
Total Revenue and Other Income ($ MM)	$198.7	$192.3
Net Income	$14.6	$45.6
Net Cash from Operating Activities ($ MM)	$97.0	$75.2
Total Period Production (Bcf)	35.9	24.0
Average Daily Production (MMcf)	399	267
Capital Expenditures ($ MM)	$150.6	$65.3
Production results are net of royalties.

Total gas unit costs increased slightly, primarily due to the impact of the higher cost structure of the producing wells purchased in the Dominion acquisition. The purchased Dominion wells increased total operating costs by $1.00 per Mcf due to higher costs, and lower volumes, related to the age of these wells, compared to the legacy wells. Excluding the impact of these purchased wells, unit costs improved by $0.98 per Mcf due to the additional volumes produced and improved DD&A, which was primarily related to the impact of lower rates as a result of increased reserves.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	March 31, 2011	March 31, 2010
Average Sales Price	$4.93	$7.24
Costs - Production
Lifting	$0.65	$0.48
Production Taxes	$0.11	$0.11
DD&A	$1.14	$1.09
Total Production Costs	$1.90	$1.68

Costs - Gathering
Operating Costs	$0.61	$0.87
Transportation	$0.31	$0.28
DD&A	$0.24	$0.24
Total Gathering Costs	$1.16	$1.39

Costs - Administration	$0.71	$0.68

Total Costs	$3.77	$3.75

Margin	$1.16	$3.49
Note: Costs − Administration excludes incentive compensation and other corporate expenses.

Coalbed Methane (CBM): Total production was 22.4 Bcf, an increase of 2.3% from the 21.9 Bcf produced in the year-earlier quarter. The Gas Division drilled 62 CBM wells in the first quarter, nearly all of which were in Virginia.

Marcellus Shale: Total production was 4.7 Bcf, or more than three times the 1.4 Bcf produced in the year-earlier quarter.

Conventional: Total production was 8.2 Bcf, a significant increase from the 0.5 Bcf produced in the year-earlier quarter. The increase in production reflects the impact of the Dominion acquisition.

CONSOL Energy 2011 Production Guidance
On April 12, CONSOL Energy increased its 2011 coal production guidance from 59-61 million tons to 60-62 million tons. It is now increasing the 2012 and 2013 coal production guidance by 0.5 million tons to reflect the start-up of mid-vol production at the Amonate Met Mine, discussed earlier.

The company is also maintaining its 2011 gas production guidance of between 150-160 Bcf. The production that CONSOL Energy ultimately achieves in 2011, we believe, will not be as dependent on exploration risk as it has been in the past, but more dependent on permitting and regulatory risks.

COAL DIVISION GUIDANCE

	2Q 2011	2011	2012	2013
Estimated Coal Production & Sales (millions of tons)	14.75-15.25	60-62	59.5-61.5	59.5-61.5
Est. Low-Vol Met Sales	1.0	4.5	4.5	4.5
Tonnage: Firm	0.8	3.3	0.9	0.3
Tonnage: Open	0.2	1.2	3.6	4.2
Avg. Price: Sold (Firm)	$186.38	$179.58	$180.51	$81.82
Price: Estimated (For open tonnage)	$230	$210-$220	N/A	N/A
Est. High-Vol Met Sales	1.4	3.5	4.0	4.0
Tonnage: Firm	1.3	3.4	0.5	0.2
Tonnage: Open	0.1	0.1	3.5	3.8
Avg. Price: Sold (Firm)	$77.38	$77.05	$77.09	$93.43
Price: Estimated (For open tonnage)	$75-$85	$75-$85	$75-$85	$75-$85
Est. Thermal Sales	12.9	52-54	50.5-52.5	50.5-52.5
Tonnage: Firm	12.8	53.0	21.8	11.7
Tonnage: Open	—	—	N/A	N/A
Avg. Price: Sold (Firm)	$58.15	$58.06	$61.77	$59.31
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Note: N/A means not available or not forecast. In the thermal sales category, the open tonnage includes 5.8 million collared tons in 2012, with a ceiling of $51.60 per ton, and 6.9 million collared tons in 2013, with a ceiling of $56.88 per ton. Although not shown in tabular form, the 0.5 million projected Amonate Met tons in 2012 and 2013 are considered mid-vol.

Total hedged gas production in the 2011 first quarter is 13.0 Bcf, at an average price of $5.56 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2011	2012	2013
Total Yearly Production (Bcf)	150-160	N/A	N/A
Volumes Hedged (Bcf), as of 4/19/11	79.0	44.1	22.4
Average Hedge Price ($/Mcf)	$5.26	$5.64	$5.12

Liquidity

As of March 31, 2011, CONSOL Energy had no outstanding borrowings under its credit facility and $1,561.3 million in total liquidity, which is comprised of $126.0 million of cash, $200 million under the accounts receivable securitization facility, and $1,235.3 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $264.7 million. Subsequent to the close of the quarter, on April 11, CONSOL Energy redeemed its 7.875% notes that were due in 2012. This outflow of funds reduced total liquidity by $268.0 million. Subsequent to the end of the quarter, CONSOL Energy amended and extended its credit facility. The facility now has a five-year term that expires on April 12, 2016.
As of March 31, 2011, CNX Gas Corporation had $170.5 million drawn under its credit facility and $461.0 million in total liquidity, which is comprised of $1.7 million of cash and $459.3 million available to be borrowed under its then$700 million bank facility. CNX Gas also has outstanding letters of credit of $70.2 million. Subsequent to the close of the quarter, CNX Gas amended and extended its credit facility. It now has a $1.0 billion bank facility, meaning that the company has an additional $300.0 million available to be borrowed. The facility now has a five-year term that expires on April 12, 2016.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in five states and reports proven and probable coal reserves of 4.4 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.7 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as net income before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT and EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows:

	Three Months Ended March 31,
	2011	2010
Net Income Attributable to CONSOL Energy Shareholders	$192,149	$100,269
Add: Interest expense	66,482	8,145
Less: Interest income	(381)	(6,178)
Add: Income tax expense	58,928	34,286
Earnings before interest and taxes (EBIT)	317,178	136,522
Add: Depreciation, depletion and amortization	149,062	119,186
Earnings before interest, taxes and depreciation, depletion and amortization (EBITDA)	$466,240	$255,708

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our ability to negotiate a new agreement with the United Mine Workers' of America and our inability to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions that we recently have completed or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2010 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Investor/Media Contacts:

Brandon Elliott at (724) 485-4526; Investor: Dan Zajdel at (724) 485-4169

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2011
	Produced	Other	Total			Total
	Coal	Coal	Coal	Gas	Other	Company
Sales	$1,117	$13	$1,130	$178	$78	$1,386
Gas Royalty Interest	—	—	—	19	—	19
Freight Revenue	37	—	37	—	—	37
Other Income	5	14	19	1	3	23
Total Revenue and Other Income	1,159	27	1,186	198	81	1,465

Cost of Goods Sold	552	80	632	69	113	814
Gas Royalty Interests' Costs	—	—	—	17	—	17
Freight Expense	37	—	37	—	—	37
Selling, General & Admin.	26	20	46	26	(32)	40
DD&A	89	6	95	49	5	149
Interest Expense	—	—	—	3	63	66
Taxes Other Than Income	67	10	77	10	4	91
Total Costs	771	116	887	174	153	1,214

Earnings Before Income Taxes	$388	$(89)	$299	$24	$(72)	$251

Income Tax						$59

Net Income						$192

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Sales—Outside	$1,385,478	$1,169,514
Sales—Gas Royalty Interests	18,835	14,339
Sales—Purchased Gas	980	3,016
Freight—Outside	36,868	31,200
Other Income	23,216	21,991
Total Revenue and Other Income	1,465,377	1,240,060
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	813,709	766,862
Acquisition and Financing Fees	—	46,563
Gas Royalty Interests Costs	16,807	12,197
Purchased Gas Costs	676	2,308
Freight Expense	36,679	31,200
Selling, General and Administrative Expenses	40,196	30,130
Depreciation, Depletion and Amortization	149,062	119,186
Interest Expense	66,482	8,145
Taxes Other Than Income	90,689	81,301
Total Costs	1,214,300	1,097,892
Earnings Before Income Taxes	251,077	142,168
Income Taxes	58,928	34,286
Net Income	192,149	107,882
Less: Net Income Attributable to Noncontrolling Interest	—	(7,613)
Net Income Attributable to CONSOL Energy Inc. Shareholders	$192,149	$100,269
Earnings Per Share:
Basic	$0.85	$0.55
Dilutive	$0.84	$0.54
Weighted Average Number of Common Shares Outstanding:
Basic	226,350,594	181,726,480
Dilutive	228,814,838	184,348,982
Dividends Paid Per Share	$0.10	$0.10

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$127,695	$32,794
Accounts and Notes Receivable:
Trade	481,229	252,530
Other Receivables	21,999	21,589
Accounts Receivable—Securitized	—	200,000
Inventories	287,809	258,538
Deferred Income Taxes	177,699	174,171
Recoverable Income Taxes	5,031	32,528
Prepaid Expenses	132,178	142,856
Total Current Assets	1,233,640	1,115,006
Property, Plant and Equipment:
Property, Plant and Equipment	15,072,016	14,951,358
Less—Accumulated Depreciation, Depletion and Amortization	4,872,718	4,822,107
Total Property, Plant and Equipment—Net	10,199,298	10,129,251
Other Assets:
Deferred Income Taxes	458,937	484,846
Restricted Cash	20,291	20,291
Investment in Affiliates	97,520	93,509
Other	214,055	227,707
Total Other Assets	790,803	826,353
TOTAL ASSETS	$12,223,741	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	March 31, 2011	December 31, 2010
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$335,878	$354,011
Short-Term Notes Payable	170,500	284,000
Current Portion of Long-Term Debt	275,001	24,783
Borrowings Under Securitization Facility	—	200,000
Other Accrued Liabilities	854,661	801,991
Total Current Liabilities	1,636,040	1,664,785
Long-Term Debt:
Long-Term Debt	3,127,165	3,128,736
Capital Lease Obligations	56,738	57,402
Total Long-Term Debt	3,183,903	3,186,138
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	3,080,227	3,077,390
Pneumoconiosis Benefits	174,227	173,616
Mine Closing	397,389	393,754
Gas Well Closing	133,007	130,978
Workers’ Compensation	148,445	148,314
Salary Retirement	148,165	161,173
Reclamation	46,241	53,839
Other	154,748	144,610
Total Deferred Credits and Other Liabilities	4,282,449	4,283,674
TOTAL LIABILITIES	9,102,392	9,134,597
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 226,590,610 Outstanding at March 31, 2011; 227,289,426 Issued and 226,162,133 Outstanding at December 31, 2010	2,273	2,273
Capital in Excess of Par Value	2,194,429	2,178,604
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	1,832,384	1,680,597
Accumulated Other Comprehensive Loss	(875,704)	(874,338)
Common Stock in Treasury, at Cost—698,816 Shares at March 31, 2011 and 1,127,293 Shares at December 31, 2010	(27,520)	(42,659)
Total CONSOL Energy Inc. Stockholders’ Equity	3,125,862	2,944,477
Noncontrolling Interest	(4,513)	(8,464)
TOTAL EQUITY	3,121,349	2,936,013
TOTAL LIABILITIES AND EQUITY	$12,223,741	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2010	$2,273	$2,178,604	$1,680,597	$(874,338)	$(42,659)	$2,944,477	$(8,464)	$2,936,013
(Unaudited)
Net Income	—	—	192,149	—	—	192,149	—	192,149
Treasury Rate Lock (Net of $12 Tax)	—	—	—	(20)	—	(20)	—	(20)
Gas Cash Flow Hedge (Net of $9,801 Tax)	—	—	—	(14,469)	—	(14,469)	—	(14,469)
Actuarially Determined Long-Term Liability Adjustments (Net of $8,168 Tax)	—	—	—	13,123	—	13,123	—	13,123
Comprehensive Income	—	—	192,149	(1,366)	—	190,783	—	190,783
Issuance of Treasury Stock	—	—	(17,737)	—	15,139	(2,598)	—	(2,598)
Tax Benefit From Stock-Based Compensation	—	2,379	—	—	—	2,379	—	2,379
Amortization of Stock-Based Compensation Awards	—	13,446	—	—	—	13,446	—	13,446
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	3,951	3,951
Dividends ($0.10 per share)	—	—	(22,625)	—	—	(22,625)	—	(22,625)
Balance at March 31, 2011	$2,273	$2,194,429	$1,832,384	$(875,704)	$(27,520)	$3,125,862	$(4,513)	$3,121,349

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010
Operating Activities:
Net Income	$192,149	$107,882
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	149,062	119,186
Stock-Based Compensation	13,446	9,949
(Gain) Loss on Sale of Assets	(323)	1,439
Amortization of Mineral Leases	2,468	2,190
Deferred Income Taxes	23,099	3,225
Equity in Earnings of Affiliates	(5,481)	(3,873)
Changes in Operating Assets:
Accounts and Notes Receivable	(26,901)	(152,796)
Inventories	(29,435)	(22,501)
Prepaid Expenses	7,585	782
Changes in Other Assets	9,449	8,788
Changes in Operating Liabilities:
Accounts Payable	7,279	45,225
Other Operating Liabilities	75,863	24,092
Changes in Other Liabilities	13,521	14,527
Other	3,463	15,995
Net Cash Provided by Operating Activities	435,244	174,110
Investing Activities:
Capital Expenditures	(254,778)	(265,344)
Proceeds from Sales of Assets	300	152
Net Investment in Equity Affiliates	1,470	(450)
Net Cash Used in Investing Activities	(253,008)	(265,642)
Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(113,500)	93,300
Payments on Miscellaneous Borrowings	(3,698)	(3,487)
Payments on Securitization Facility	(200,000)	—
Proceeds from Issuance of Long-Term Notes	250,000	—
Tax Benefit from Stock-Based Compensation	3,306	3,138
Dividends Paid	(22,625)	(18,116)
Proceeds from Issuance of Common Stock	—	1,828,862
Issuance of Treasury Stock	3,699	1,235
Debt Issuance and Financing Fees	(4,517)	—
Net Cash (Used in) Provided by Financing Activities	(87,335)	1,904,932
Net Increase in Cash and Cash Equivalents	94,901	1,813,400
Cash and Cash Equivalents at Beginning of Period	32,794	65,607
Cash and Cash Equivalents at End of Period	$127,695	$1,879,007